EXHIBIT 99.1

CB Financial Services, Inc. Set to Join the Russell 2000® Index and Russell 3000® Index

WASHINGTON, Pa., June 08, 2020 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company for Community Bank, today announced the Company is set to join the small cap Russell 2000® Index and the broad-market Russell 3000® Index at the conclusion of this year’s reconstitution of the Russell stock indexes, effective after the U.S. stock market opens on Monday, June 29, 2020, according to a preliminary list of additions posted June 5, 2020.

“Inclusion in the Russell Indexes is an important milestone for the Company and will increase the overall awareness and exposure of our stock within the investment community,” said Barron P. McCune, Jr., the Company’s President and Chief Executive Officer. “The listing reflects the direction the Company is headed as we continue to grow our business in the region.”

The annual reconstitution of the broad-market Russell 3000® Index captures 3,000 of the largest U.S. stocks, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000® Index and the next 2,000 companies constitute the Russell 2000® Index, which together comprise the Russell 3000® Index. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes. Based on its market capitalization, the Company qualified for membership in the Russell 2000® index, which means automatic inclusion in the Russell 3000® Index as well as the appropriate growth and value style indexes. Membership remains in effect for one year until the next annual reconstitution.

Russell US Indexes are part of FTSE Russell, a leading global index provider, and are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. FTSE Russell reports that approximately $9 trillion in assets are benchmarked against Russell US Indexes. For more information on the Russell 3000® Index and Russell 2000® Index and the Russell US Indexes reconstitution, visit the “Russell Reconstitution” section at FTSE Russell website.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

About FTSE Russell

FTSE Russell is a leading global provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $16 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on index innovation and customer partnership applying the highest industry standards and embracing the IOSCO Principles. FTSE Russell is wholly owned by the London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future events is inherently uncertain.  These uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact:
Barron P. McCune, Jr.
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903